Exhibit 10.1

MERIT MEDICAL SYSTEM, INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(As adopted effective July 22, 2022)

Section 1. Adoption and Effective Date

On July 22, 2022, Merit Medical Systems, Inc., a Utah corporation (the “Company”) adopted this Merit Medical Systems, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) with the approval of the Company’s Board of Directors (the “Board”). The Plan is effective as of July 22, 2022.

Section 2. Eligibility

Any director of the Company (a “Director”) who is not an officer or employee of the Company or its subsidiaries (a “Non-Employee Director”) is eligible to participate in this Plan. Directors who are employees of the Company or its subsidiaries, and other employees of the Company and its subsidiaries, are not eligible to participate in the Plan.

Section 3. Administration

The Environmental, Social and Governance Committee of the Board (the “Committee”) shall administer the Plan. The Committee shall have all the powers and discretionary authority necessary to administer this Plan, including the right to interpret the provisions of this Plan and to establish rules and prescribe any forms for the administration of this Plan. The Committee may delegate its authority under this Plan to the Company’s Corporate Secretary to take administrative and other specified actions, subject to such terms and limitations as the Committee may impose. The Committee or, if applicable, the Company’s Corporate Secretary to whom the Committee has delegated authority hereunder is referred to herein as the “Administrator.”

Section 4. Deferral Elections

A Non-Employee Director may irrevocably elect for any calendar year to defer receipt of a designated percentage (up to 100%) of the cash compensation payable to the Non-Employee Director for service as a Director for such calendar year, including annual and other retainers, meeting fees and fees for serving on Board committees (“Eligible Compensation”); provided, however, that Eligible Compensation does not include any amounts paid to reimburse travel, educational or other expenses, or any compensation, benefits or awards payable under the Company’s 2018 Long Term Incentive Plan or any other Company equity-based compensation plan.

All deferral elections under the Plan with respect to Eligible Compensation earned in a particular calendar year shall be made by written notice (including by electronic mail) delivered to the Company’s Corporate Secretary no later than the end of the preceding calendar year; provided, however, that to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”): (a) a Non-Employee Director who is serving on the Board as of July 22, 2022, may, not later than July 31, 2022 make an initial written deferral election, solely with respect to his or her Eligible Compensation earned for the fourth calendar quarter of 2022; and (b) a Non-Employee Director who is newly elected to the Board during a calendar year after 2022 may make an initial written deferral election under the Plan within thirty (30) days after his or her election to the Board, which deferral election shall only apply to the Non-Employee Director’s Eligible Compensation earned after the date such deferral election is made and becomes irrevocable. To the extent permissible under Section 409A, the Administrator may permit an individual who has been nominated for election to the Board to make his or her irrevocable deferral election before the date of the individual’s election to the Board, in which case the election would apply to the Non-Employee Director’s Eligible Compensation earned on and after the date on which the individual is elected to the Board. To be effective, a Non-Employee’s written deferral election must specify the percentage of his or her Eligible Compensation that he or she elects to defer.

A Non-Employee Director’s deferral election for a given calendar year shall automatically renew and apply to Eligible Compensation earned by the Non-Employee Director for each subsequent calendar year thereafter unless and until the Non-Employee Director revokes or changes by written notice delivered to the Corporate Secretary of the Company his or her deferral election prior to the subsequent calendar year in question. For clarity, in no event may a Non-Employee Director revoke or modify his or her election (including any deemed election under the immediately preceding paragraph) to defer Eligible Compensation under the Plan for a particular calendar year during such calendar year.

Section 5. Accounts

Eligible Compensation deferred under the Plan by a Non-Employee Director shall be credited to a bookkeeping account established under this Plan. For purposes of this Plan, the account established for the Eligible Compensation deferred by a Non-Employee Director shall be referred to as the Non-Employee Director’s “Account.” The Eligible Compensation deferred by a Non-Employee Director will be credited to his or her Account effective as of the last day of the calendar quarter to which such compensation relates, except that in the event of the occurrence of a Payment Event Date (as defined in Section 9(a) below) during a calendar quarter for which the Non-Employee Director has deferred all or a portion of his or her Eligible Compensation, any compensation deferred by the Non-Employee Director for the calendar quarter in which such Payment Event Date occurs will be credited to his or her Account effective as of such Payment Event Date.

Section 6. Deemed Interest Credit

For any given calendar year, amounts held in a Non-Employee Director’s Account will be credited with a deemed rate of interest rate equal to 120% of the applicable federal long-term rate in effect for December of the preceding calendar year, as prescribed under Section 1274(d) of the Code (the “AFR”) (e.g., amounts that are credited during 2023 shall be credited with deemed interest at a rate equal to the AFR in effect for December 2022). Deemed interest credited pursuant to this Section 6 shall be compounded daily, or on such other frequency specified by the Administrator for such purpose from time to time. For purposes of Section 9 below, the amounts that are payable to a Non-Employee Director on a Payment Event Date will be valued by crediting such amounts with the AFR through the applicable Payment Event Date.

Section 7. Payment Elections

At or prior to the time of his or her initial deferral election under the Plan, a Non-Employee Director may make an irrevocable written payment election, which will be applicable to the Non-Employee Director’s entire Account, as to time of commencement and the form of payment of such Account as follows:

(a)	Time of Payment Commencement. Either:
(i)	upon the Director’s “separation from service” within the meaning of Section 409A from the Company; or
(ii)	on or commencing on a specified anniversary date of the Director’s separation from service from the Company, but not to commence later than the fifth (5th) anniversary thereafter.
(b)	Form of Payment. In cash, in either:
(i)	a lump sum; or
(ii)	A specified number of annual installments (not to exceed five (5)).

If a Non-Employee Director does not make a timely payment election under this Section 7 for his or her Account, then the Non-Employee Director will be deemed to have irrevocably elected to receive payment of his or her Account balance in a lump sum upon such Non-Employee Director’s “separation from service” within the meaning of Section 409A.

Section 8. Death Prior to Receipt

In the event that a Non-Employee Director dies prior to receipt of any or all of the amounts payable to him or her pursuant to this Plan, except as otherwise provided by this Section 8, any remaining amounts that are then credited to the Non-Employee Director’s Account shall be paid to the legal representative of the Non-Employee Director’s estate in a single lump sum pursuant to Section 9.

The Administrator may allow Non-Employee Directors to designate in writing a beneficiary or beneficiaries to receive payment of their Account balances in the event of the Non-Employee Director’s death, and to prescribe the terms of and procedures for any such beneficiary designations. In the event that the Administrator allows Non-Employee Directors to make such beneficiary designations, then in the event of the death of a Non-Employee Director with a valid beneficiary election in place at that time, amounts that are then credited to such deceased Non-Employee Director’s Account shall be paid to the designated beneficiary or beneficiaries of the deceased Non-Employee Director pursuant to and in accordance with the terms of such valid beneficiary designation (instead of to the legal representative of the Non-Employee Director’s estate).

Section 9. Time and Amount of Payment

(a)

A Non-Employee Director’s Account will be paid (or commence to be paid in the case of installment payments) on or as soon as reasonably practicable, and in no event later than 90 days after the Payment Event Date applicable to his or her Account, as effectively elected by the Non-Employee Director at the time of his or her initial deferral election or as otherwise provided by this Plan. The “Payment Event Date” shall mean the date of the Non-Employee Director’s “separation from service” (within the meaning of Section 409A) or the applicable specified anniversary of the Non-Employee Director’s “separation from service” (but no later than the fifth (5th) anniversary thereof), whichever is applicable to such Non-Employee Director pursuant to Section 7, or if earlier, on the date of the Non-Employee Director’s death as provided by Section 8. In the case of installment payments, each annual installment shall be paid on the applicable anniversary of the initial installment payment date.

(b)

Amount of Payment. The amount to be paid on a given payment date will be calculated as of the last day of the month immediately preceding the applicable payment date. No interest or other earnings will be credited on amounts payable on a given payment date between the applicable payment measurement date and the actual date on which such payment is made to or received by the Non-Employee Director. If the Non-Employee Director effectively elects to receive payment of his or Account in a specified number of annual installments, each installment will be paid proportionally, based on the number of remaining installment payments and the balance of the Account including the related deemed interest credited to such Account pursuant to Section 6 and this Section 9. As an example, if a Non-Employee Director chooses to have his or her Account paid in four annual installments, the payment for the first year shall be 1/4 of the value of the Account on the applicable end-of-month measurement date preceding such payment; the payment for the second year shall be 1/3 of the value of the Account on the applicable end-of-month measurement date preceding such payment; the payment for the third year shall be 1/2 of the value of the Account on the applicable end-of-month measurement date preceding such payment; and the payment for the fourth year shall be the entire then remaining amount of the Account.

Section 10. Rights Unsecured

The right of any Non-Employee Director to receive future payments under the provisions of this Plan shall be an unsecured, contractual claim against the general assets of the Company. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any segregation of assets for the payment of any amounts under this Plan.

Non-Employee Directors may not sell, transfer, assign, pledge, levy, attach, encumber or alienate any amounts payable under this Plan, and any such attempted sale, transfer, assignment of other action shall be null and void.

Section 11. Statement of Account

The Company will provide or make available to each Non-Employee Director a statement of account that will confirm the Non-Employee Director’s Account balance as of the end of the preceding quarter, or on such more frequent basis as determined by the Administrator. The Administrator may provide for such statement of accounts to be in writing (including electronic format) or by means of access to such information in electronic format.

Section 12. Amendment

This Plan may be amended at any time and from time to time by the Board of Directors of the Company; provided, however, that the Board of Directors may not adopt any amendment that would (a) materially and adversely affect any right of or benefit to any Non-Employee Director with respect to any of the benefits theretofore credited without such Non-Employee Director’s written consent, or (b) result in a violation of Section 409A. Any amendment to this Plan that would cause a violation of Section 409A shall be null and void and of no effect.

Section 13. Termination

This Plan shall terminate upon the adoption of a resolution of the Board of Directors terminating this Plan. The termination of this Plan shall not affect the distribution of the Accounts maintained under this Plan, and the balances of each Account shall continue to become due and payable in accordance with the provisions of this Plan in effect immediately prior to the termination of this Plan and each Non-Employee Director’s payment election (or default payment election) applicable to his or her Account; provided, however, if the Board of Directors so chooses, notwithstanding any other provision in this Plan, the payment of all Accounts may be accelerated upon the termination of this Plan to the extent permissible under and in accordance with Section 1.409A-3(j)(4)(ix) of the treasury regulations.

Section 14. Section 409A

This Plan and the benefits provided thereunder are intended to comply with the requirements of Section 409A, and this Plan shall be administered and interpreted consistent with such intention.